EXHIBIT 99.1

PRESS RELEASE

January 25, 2005
For Immediate Release


For Further Information Contact:           Barry Backhaus
                                           President and Chief Executive Officer
                                           First Federal Bankshares, Inc.
                                           329 Pierce Street, P.O. Box 897
                                           Sioux City, IA  51102
                                           712.277.0200



              FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
                                DECLARES DIVIDEND


Sioux City, Iowa. First Federal Bankshares, Inc. (the "Company") (Nasdaq National Market - "FFSX") reported net earnings of $986,000, or basic and diluted earnings per share of $0.28 and $0.27, respectively, for the three months ended December 31, 2004. The Company reported net earnings of $1.4 million, or basic and diluted earnings per share of $0.39 and $0.38, respectively, for the three months ended December 31, 2003. Net earnings totaled $3.1 million and $3.0 million, respectively, for the six months ended December 31, 2004 and 2003. Basic and diluted earnings per share were $0.87 and $0.85, respectively, for the six months ended December 31, 2004 and $0.81 and $0.79, respectively, for the six months ended December 31, 2003.

  Discussion of Operating Results for the Three Months Ended December 31, 2004
  ----------------------------------------------------------------------------

Net interest income before provision for loan losses decreased by $276,000, or 6.1%, to $4.3 million for the three months ended December 31, 2004 from $4.5 million for the three  months  ended  December  31,  2003.  The  decrease in net interest income was largely due to a decrease in the average balance of interest-earning assets. The average balance of interest-earning assets decreased by $47.0 million, or 8.4%, to $510.9 million for the three months ended December 31, 2004 from $557.9 million for the three months ended December 31, 2003. The decrease in average interest-earning assets and a corresponding decrease in average interest-bearing deposit balances resulted largely from the Company's sale of two branch offices in September 2004 in which the purchaser assumed deposit liabilities of $27.1 million and acquired loans totaling $17.0 million. The net yield on average interest-earning assets improved by seven basis points to 3.39% for the three months ended December 31, 2004 from 3.32% for the three months ended December 31, 2003, due in part to the lower level of average interest-earning assets which is the denominator of that yield measurement.

Provision for loan loss expense totaled $105,000 and $100,000, respectively, for the three months ended December 31, 2004 and 2003. Non-performing assets decreased by $5.0 million to $4.9 million, or 0.86% of total assets, at December 31, 2004 from $9.9 million, or 1.57% of total assets, at December 31, 2003. The decrease in non-performing assets was largely due to the sale and subsequent payoff of two troubled commercial real-estate properties with loan balances totaling $3.5 million. In addition, a local commercial and industrial borrower with a loan balance of $1.0 million experienced improved financial results and is currently performing. Allowance for loan losses as a percent of total loans was 1.14% and 1.05%, respectively, at December 31, 2004 and 2003.

Noninterest income decreased by $189,000, or 9.2%, to $1.9 million for the three months ended December 31, 2004 from $2.1 million for the three months ended December 31, 2003. The decrease in noninterest income was primarily due to decreases in service charge income and income from real estate-related activities. Service charges on deposit accounts decreased by $78,000, or 7.8%, for the three months ended December 31, 2004 as compared to the three months ended December 31, 2003 largely due to a reduction in the number of transaction accounts subject to such service charges. Approximately 2,500 transaction accounts were sold in the September 2004 sale of two branch offices. Service charges on loans decreased by $33,000, or 20.0%, to $134,000 for the three months ended December 31, 2004 from $167,000 for the three months ended December 31, 2003 due to a slowdown in mortgage originations and refinances after an extended period of historically low interest rates. The slowdown in mortgage activity also impacted the Company's income from real estate-related activities such as abstracting and escrow services. Income from real estate-related activities decreased by $170,000, or 51.9%, to $157,000 for the three months ended December 31, 2004 from $327,000 for the three months ended December 31, 2003. Partially offsetting the decreases in service charge and real estate-related income was a $30,000 gain on sale of real estate held for development for the three months ended December 31, 2004. No gains on the sale of real estate held for development were recorded for the three months ended December 31, 2003. In addition, no losses on the sale of securities were recorded for the three months ended December 31, 2004 as compared to a loss of $33,000 for the three months ended December 31, 2003.

Noninterest expense increased by $201,000, or 4.6%, to $4.6 million for the three months ended December 31, 2004 from $4.4 million for the three months ended December 31, 2003. The increase in noninterest expense was partly due to an increase of $80,000, or 3.1%, in compensation and benefits expense to $2.7 million for the three months ended December 31, 2004 from $2.6 million for the three months ended December 31, 2003. The increase in compensation and benefits expense was largely due to annual salary increases and to an increase in group insurance premium expense.

Income before income taxes decreased by $671,000, or 32.2%, to $1.4 million for the three months ended December 31, 2004 from $2.1 million for the three months ended December 31, 2003. Income taxes totaled $430,000, or an effective tax rate of 30.4%, for the three months ended December 31, 2004 and $673,000, or an effective tax rate of 32.2%, for the three months ended December 31, 2003. The effective tax rate decreased for the three months ended December 31, 2004 largely because tax-exempt income comprised a larger percentage of pre-tax income for that period than for the three months ended December 31, 2003.

   Discussion of Operating Results for the Six Months Ended December 31, 2004
   --------------------------------------------------------------------------

Net interest income before provision for loan losses decreased by $506,000, or 5.5%, to $8.6 million for the six months ended December 31, 2004 from $9.1 million for the six months ended December 31, 2003. The decrease in net interest income was largely due to a decrease in the average balance of interest-earning assets. The average balance of interest-earning assets decreased by $29.7 million, or 5.3%, to $528.5 million for the six months ended December 31, 2004 from $558.2 million for the six months ended December 31, 2003. The decrease in average interest-earning assets and a corresponding decrease in average interest-bearing deposit balances resulted largely from the sale of two branch offices in September 2004. The net yield on average interest-earning assets was 3.32% for both the six months ended December 31, 2004 and 2003.

Provision for loan loss expense increased by $240,000, or 38.4%, to $865,000 for the six months ended December 31, 2004 from $625,000 for the six months ended December 31, 2003. The increase in provision expense was primarily due to the identification of weaknesses in the credits of three commercial borrowers for which the analysis suggests collateral deficiencies.

Noninterest income increased by $1.5 million, or 34.0%, to $5.9 million for the six months ended December 31, 2004 from $4.4 million for the six months ended December 31, 2003. The increase in noninterest income was primarily due to a pre-tax gain of $2.2 million on the sale of two northwest Iowa branch offices to a local financial institution that was completed on September 20, 2004. The purchaser assumed deposit liabilities of $27.1 million and acquired loans totaling $17.0 million in addition to the buildings and certain equipment. Partly offsetting the gain on the sale of branch deposit liabilities were decreases in other types of noninterest income. Service charge income on deposit accounts decreased by $127,000 for the three months ended December 31, 2004 as compared to the three months ended December 31, 2003 largely due to a reduction in the number of transaction accounts subject to such service charges. Mortgage loan originations decreased by $32.6 million, or 57.0%, to $24.6 million for the six months ended December 31, 2004 from $57.2 million for the six months ended December 31, 2003. Additionally, mortgage refinances as a percent of originations decreased to 33.7% for the six months ended December 31, 2004 from 61.8% for the six months ended December 31, 2003. Gain on sale of loans and services charges on loans decreased by $64,000 and $58,000, respectively, for the six months ended December 31, 2004 as compared to the six months ended December 31, 2003 due to the slowdown in mortgage originations and refinances. This slowdown in mortgage activity also impacted the Company's income from other real estate-related activities such as abstracting and escrow services. Income from real estate-related activities decreased by $346,000, or 50.2%, to $343,000 for the six months ended December 31, 2004 from $689,000 for the six months ended December 31, 2003. In addition, the Company recorded a loss on sale of securities of $121,000 for the six months ended December 31, 2004 compared to a loss on sale of securities of $65,000 for the six months ended December 31, 2003. Securities' sales in September 2004 provided cash for the transfer of the deposit liabilities of the branch offices sold during the quarter ended September 30, 2004.

Noninterest expense increased by $451,000, or 5.3%, to $9.0 million for the six months ended December 31, 2004 from $8.5 million for the six months ended December 31, 2003. The increase in noninterest expense was primarily due to an increase of $301,000, or 6.2%, in compensation and benefits expenses to $5.2 million for the six months ended December 31, 2004 from $4.9 million for the six months ended December 31, 2003. The increase in compensation and benefits expense was partly due to an increase in the Company's pension plan funding requirements and in the cost of the employer portion of group insurance premiums. In addition, the slowdown in mortgage origination activity in the current-year period resulted in a decrease of $224,000 in contra-expense for payroll-related direct origination costs for the six months ended December 31, 2004 as compared to the six months ended December 31, 2003.

Income before income taxes increased by $297,000, or 6.7%, to $4.7 million for the six months ended December 31, 2004 from $4.4 million for the six months ended December 31, 2003. Income taxes totaled $1.6 million, or an effective tax rate of 33.3%, for the six months ended December 31, 2004 and $1.5 million, or an effective tax rate of 33.1%, for the six months ended December 31, 2003.

                                    Dividend
                                    --------

On January 20, 2005, the Company's Board of Directors declared a quarterly dividend of $0.10 per share, the same as that distributed last quarter. The dividend is payable on February 28, 2005 to stockholders of record on February 14, 2005.

                                Other Information
                                -----------------

Assets totaled $572.6 million and $634.6 million, respectively, at December 31, 2004 and 2003. Book value per share increased to $19.69 at December 31, 2004 from $18.76 at December 31, 2003. Stockholders' equity to total assets was 12.56% and 11.15%, respectively, at December 31, 2004 and 2003. The Company had 3,652,041 shares outstanding at December 31, 2004.

The Company's common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. First Federal Bank, the Company's bank subsidiary, operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.


                             FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
                            CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)


                                                            December 31,      June 30,       December 31,
                                                               2004            2004             2003
                                                            ------------     ---------       ------------
ASSETS                                                                 (Dollars in thousands)
------
Cash and cash equivalents                                       10,262          18,858          24,497
Securities available-for-sale                                   54,851          84,693          62,046
Securities held-to-maturity                                     19,385          23,186          27,045
Loans receivable, net                                          427,732         431,857         459,681
Office property and equipment, net                              12,898          13,277          13,576
Federal Home Loan Bank stock, at cost                            5,957           6,096           6,402
Accrued interest receivable                                      2,232           2,230           2,533
Goodwill                                                        18,417          18,524          18,524
Other assets                                                    20,877          16,801          20,341
                                                             ---------       ---------       ---------
   Total assets                                              $ 572,611       $ 615,522       $ 634,645
                                                             =========       =========       =========

LIABILITIES
Deposits                                                       388,058         429,209         440,223
Advances from FHLB and other borrowings                        106,892         109,886         118,150
Advance payments by borrowers for taxes and insurance              913           1,119           1,295
Accrued interest payable                                           939           1,207           1,346
Accrued expenses and other liabilities                           3,909           2,643           2,896
                                                             ---------       ---------       ---------
   Total liabilities                                           500,711         544,064         563,910

STOCKHOLDERS' EQUITY
Common stock, $.01 par value                                        50              49              49
Additional paid-in capital                                      37,581          37,086          36,819
Retained earnings, substantially restricted                     54,663          52,242          50,233
Treasury stock, at cost - 1,317,188, 1,198,990 and
  1,148,990 shares, respectively, at December 31, 2004,
  June 30, 2004 and December 31, 2003                          (19,398)        (16,519)        (15,450)
Accumulated other comprehensive income                             141            (330)            240
Unearned ESOP                                                     (980)         (1,045)         (1,115)
Unearned RRP                                                      (157)            (25)            (41)
                                                             ---------       ---------       ---------
   Total stockholders' equity                                   71,900          71,458          70,735
                                                             ---------       ---------       ---------
   Total liabilities and stockholders' equity                $ 572,611       $ 615,522       $ 634,645
                                                             =========       =========       =========


                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                                                   Three months ended                    Six months ended
                                                      December 31,                          December 31,
                                               --------------------------           ---------------------------
                                                2004               2003              2004               2003
                                               -------            -------            -------            -------
                                                                    (Dollars in thousands)
                                               ----------------------------------------------------------------
Total interest income                          $ 7,044            $ 7,764            $14,307            $15,726
Total interest expense                           2,783              3,227              5,669              6,582
                                               -------            -------            -------            -------
Net interest income                              4,261              4,537              8,638              9,144
Less: provision for loan losses                    105                100                865                625
                                               -------            -------            -------            -------
Net interest income after provision              4,156              4,437              7,773              8,519
Noninterest income                               1,862              2,051              5,893              4,398
Noninterest expense                              4,602              4,401              8,956              8,505
                                               -------            -------            -------            -------
Income before income taxes                       1,416              2,087              4,710              4,412
Taxes on income                                    430                673              1,567              1,460
                                               -------            -------            -------            -------
Net income                                     $   986            $ 1,414            $ 3,143            $ 2,952
                                               =======            =======            =======            =======


                                FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
                                        FINANCIAL HIGHLIGHTS (unaudited)


                                                  At or for the three months            At or for the six months
                                                       ended December 31,                   ended December 31,
                                               ----------------------------------   -----------------------------------
Financial condition data:                           2004              2003              2004               2003
-------------------------                        -------------   ----------------   ----------------   ----------------
                                                            (Dollars in thousands, except per share amounts)
                                                 ----------------------------------------------------------------------
Average interest-earning assets                       $510,883   $        557,901   $        528,472   $        558,171
Average interest-bearing liabilities                   453,730            517,480            472,396            525,763
Average interest-earning assets to
 average interest-bearing liabilities                  112.60%             107.81%            111.87%            106.16%
Non-performing loans                                   $3,975              $9,313             $3,975             $9,313
Non-performing loans to total loans                      0.92%               2.00%              0.92%              2.00%
Non-performing assets                                   $4,913   $          9,941             $4,913             $9,941
Non-performing assets to total assets                    0.86%               1.57%              0.86%              1.57%
Allowance for loan losses                               $4,925   $          4,863             $4,925             $4,863
Allowance for loan losses to total loans                 1.14%               1.05%              1.14%              1.05%
Shareholders' equity to assets                          12.56%              11.15%             12.56%             11.15%


Selected operating data: (1)
----------------------------
Return on average assets                                 0.69%               0.90%              1.06%              0.93%
Return on average equity (2)                             5.43%               7.99%              8.67%              8.39%
Net interest rate spread                                 3.09%               3.12%              3.04%              3.18%
Net yield on average interest-earning
 assets (3)                                              3.39%               3.30%              3.32%              3.32%
Efficiency ratio (4)                                    75.26%              66.82%             71.62%             62.57%
-----------------------------------------------

(1)  Annualized  except for efficiency ratio.
(2) Net income divided by average equity capital excluding average unrealized gains on available-for-sale securities.
(3) Net interest income, tax-effected, divided by average interest-earning assets.
(4) Noninterest expense, excluding minority interest, divided by net interest income before provision for loan losses plus noninterest income, less gain
     (loss) on sale of other real estate owned, less gain (loss) on sale of investments, fixed assets and branches.

Per share data:
---------------
Earnings per share:
Basic                                            $        0.28   $           0.39   $           0.87   $           0.81
Diluted                                          $        0.27   $           0.38   $           0.85   $           0.79
Book value per share                             $       19.69   $          18.76   $          19.69   $          18.76
Market price per share:
High for the period                              $       24.00   $          25.24   $          24.00   $          25.24
Low for the period                               $       22.39   $          21.57   $          20.00   $          17.55
Close at end of period                           $       22.80   $          24.66   $          22.80   $          24.66
Cash dividends declared per share                $        0.10   $           0.09   $           0.10   $           0.17
Weighted-average common shares outstanding:
Basic                                                3,567,109          3,637,478          3,610,183          3,638,798
Diluted                                              3,640,751          3,753,547          3,690,135          3,754,289